NOTICE OF FULL REDEMPTION
OF
AUTODESK, INC.
3.125% NOTES DUE 2020
CUSIP Number 052769 AC0
________________
Notice is hereby given that, pursuant to the provisions of Section 3.02 of the Indenture (the “Base Indenture”), dated as of December 13, 2012, entered into among Autodesk, Inc. (the “Company”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), and Section 1.3 of the Second Supplemental Indenture (together with the Base Indenture, the “Indenture”), dated as of June 5, 2015, entered into among the Company and the Trustee relating to the Company’s 3.125% Notes due 2020 (the “Notes”), the Company has called for redemption and will redeem $450,000,000 aggregate principal amount of Notes on March 4, 2020 (the “Redemption Date”). Capitalized terms used in this notice and not otherwise defined have the meanings given to them in the Indenture.
The redemption price per Note (the “Redemption Price”) is equal to $1,000 in principal, together with accrued and unpaid interest thereon from December 15, 2019 to, but excluding, the Redemption Date plus the sum of the present values of the Remaining Scheduled Payments of the Notes, discounted in accordance with Section 1.3(b)(ii) of the Indenture. The Redemption Price will be available two Business Days prior to the Redemption Date.
Payment of the Redemption Price will be made on the Redemption Date upon presentation and surrender of Notes at the address set forth below under “Manner of Redemption.” On the Redemption Date, the Redemption Price will become due and payable on the Notes, interest will cease to accrue on the Notes, and the holders thereof will be entitled to no rights as such holders with respect to the Notes except the right to receive payment of the Redemption Price, unless the Company defaults in making payment of the Redemption Price.
To obtain payment for your Notes, the Notes and any other required documents must be surrendered to U.S. Bank National Association, as Paying Agent, in accordance with the applicable procedures of DTC or, with respect to certificated Notes at the following address:
U.S. Bank National Association
Global Corporate Trust Services
Attn: Specialized Finance
111 Fillmore Ave. East, EP-MN-WS2N
St. Paul, MN 55107
For Information, Call:    (800) 934-6802

IMPORTANT NOTICE
U.S. federal tax law requires that the Trustee as paying agent (in such context, the “Paying Agent”) withhold 24% of your payment under “backup withholding rules” unless: (a) you qualify for an exemption or (b) you provide the Paying Agent with your Social Security Number or Federal Employer Identification Number and certain other required certifications. A holder that is a U.S. person (as defined in the instructions to IRS Form W-9) may provide the required information and certifications by submitting a properly completed IRS Form W-9, which may be obtained at a bank or other financial institution or from the IRS website at www.irs.gov. A holder that is not a U.S. person may qualify as an exempt person for backup withholding purposes and may also demonstrate an exemption from, or reduction of withholding rate under, certain nonresident withholding rules by submitting a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or another version of IRS Form W-8. IRS Forms W-8 may be obtained from the Paying Agent or from the IRS website at www.irs.gov.
February 3, 2020        AUTODESK, INC.
By: U.S. Bank National Association, as trustee